Exhibit 99.1

Sonim Reports 34% Revenue Increase to $27.6 Million, Continued GAAP Profitability in Third Quarter 2023

Increased Gross Margin, Continued GAAP Net Income Demonstrate Durability of Sonim Financial Model

Growing List of New Tier-One Carrier Design Awards for Sonim Connect and Mobile Phone Devices

San Diego, California – November 14, 2023 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading provider of ultra-rugged, rugged and consumer durable mobile devices including phones, tablets and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives, reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 and Recent Highlights

●	Net revenues increased 34% year-over-year to $27.6 million from $20.5 million in the third quarter 2022, and increased sequentially from $26.8 million in the second quarter 2023
●	Achieved positive GAAP net income of $527 thousand, compared to a net loss of $1.6 million in the third quarter of 2022, and a net profit of $509 thousand in the second quarter 2023
●	Ended the quarter with cash and cash equivalents of $9.8 million, accounts receivable of $30.3 million, and inventory of $4.2 million, demonstrating Sonim’s ability to continue self-funding its organic growth strategy and to address its working capital needs
●	Continued increased sales of Sonim’s XP10 ultra-rugged 5G smartphone at leading carriers in the U.S. and Canada
●	Announced the new Sonim Connect portfolio featuring 4G/5G wireless and Wi-Fi data devices, including mobile hotspots, USB modems and fixed wireless access solutions designed to provide secure, high-speed internet connectivity

○	Sonim Connect devices provide a reliable and cost-effective solution that meets the diverse needs of enterprise, government, SMB and consumer audiences
○	Launched the Sonim® USB 4G LTE + Wi-Fi Modem W100 in Europe, including initial shipments
○	Secured five customer awards with tier-one carriers in North America and Australia for 5G mobile hotspots, set to launch in 2024
○	Added industry veterans with extensive mobile broadband and fixed wireless access experience to further extend Sonim’s reach in this new market opportunity

●	Announced new consumer-centric and broader market 5G line of phones targeting mid- and value-tier segments; selected by two tier-one carriers in North America for launch in 2024
●	Appointed Simon Rayne as general manager overseeing wireless carrier, enterprise, and consumer sales in the UK, EMEA and APAC markets

Peter Liu, Sonim’s Chief Executive Officer, said: “In the third quarter, we continued to deliver solid performance achieving both sustained revenue growth and GAAP EPS profitability. This success is further validated by new carrier awards ranged for 2024, affirming our plan to enter large new markets and propel future growth with top carriers in North America and internationally. Our strategic commitment to shifting Sonim’s product mix has also improved margins, driving key operating metrics and potentially further increasing profitability.”

“We are excited to expand our carrier award base with a growing roster of wins for our new products that will help us to enter an underserved consumer mobile device market estimated a $70 billion. Our recent awards encompass both our new Sonim Connect data devices portfolio and our new consumer-focused Android phone line for those seeking value, performance and durability in their mobile devices. We are making rapid progress towards solidifying Sonim’s reputation as a renowned brand for specialized devices and durable smartphones in the broader value-conscious market.”

Third Quarter 2023 Financial Results

Revenue for the third quarter 2023 was $27.6 million, increased 34% from $20.5 million in the third quarter 2022 and increased from $26.8 million in the second quarter 2023. Revenue reflected increased sales of the Company’s XP10 smartphone at a growing list of carrier partners in North America and continued sales of the Company’s tablet products. Sonim expects sales of its smartphones to further increase as it expands sales at additional top carrier partners. Sonim also continues to win business in large adjacent markets leveraging its rugged heritage and ODM relationship capabilities, in particular with its newly announced line of wireless connectivity products.

Gross profit for the quarter ended September 30, 2023, was $5.6 million, or 20.3% of revenues, compared with third quarter 2022 gross profit of $3.3 million, or 16.2% of revenues, and $4.4 million, or 16.5% of revenues in the preceding quarter. Gross profit margins reflected a more favorable product mix due to increased sales of the newly refreshed rugged products line, and in particular the Company’s smartphone devices. Increased sales of Sonim’s updated rugged cell phones, including the updated XP10 rugged smartphone, are projected to increase unit sales of Sonim’s higher margin devices in the fourth quarter of 2023.

Operating expenses for the third quarter 2023 were $4.9 million, declining from $5.2 million in the third quarter 2022, and compared with $3.8 million in the 2023 second quarter. This year-over-year decrease in operating expenses is mainly due to reduced R&D spending, while the quarter-over-quarter increase is attributed to renewed R&D activity and higher Sales & Marketing costs associated with new products that will be launched in 2024.

Net profit in the third quarter was $527 thousand, compared with a net loss of $1.6 million in the third quarter 2022 and a net profit of $509 thousand in the second quarter 2023.

“With our third quarter of positive GAAP net income, Sonim has demonstrated the durability of its financial model as we are steadily advancing into additional large adjacent markets that can offer promising growth and margin opportunities from new differentiated solutions sold in conjunction with top carriers in North America and abroad,” said Clay Crolius, Chief Financial Officer of Sonim. “Our strong balance sheet enables us to self-fund both new product development and working capital needs as we pursue growth. This was once again demonstrated in our most recent financial results.”

Balance Sheet and Working Capital

Sonim ended the third quarter with $9.8 million in cash and equivalents and remained essentially debt free. Accounts receivable increased sequentially to $30.3 million on the continued increase in sales, and inventory decreased to $4.2 million. The Company continues to self-fund its working capital and product development needs out of existing cash and cash flows.

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About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged, rugged and consumer durable mobile devices, including phones, wireless internet data devices, tablets and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States—including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada—Bell, Rogers and TELUS Mobility. Our ruggedized phones and accessories are also sold through distributors in North America and Europe. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the projected revenue growth, the declaring and reaffirming of Sonim’s business strategy and objectives, the timing of the availability of the new products, the successful expansion of Sonim’s market presence in the new market segment, market reception of Sonim’s products, and Sonim’s ability to grow and to capitalize the market opportunity. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: Sonim’s lack of prior experience in the sector of data devices; Sonim may experience material delays in realizing its projected timelines; Sonim’s ability to continue as a going concern and improve its liquidity and financial position; Sonim’s exploration of strategic or financial alternatives may not result in any transaction or alternative that enhances value; risks related to Sonim’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of Sonim’s common stock; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next generation products; anticipated sales levels of both new and legacy products; Sonim’s reliance on its channel partners to generate a substantial majority of its revenues; the limited operating history in Sonim’s markets; Sonim’s ongoing restructuring and transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; the impact of global macroeconomic events, inflation, and the COVID-19 pandemic, as well as the other risk factors described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Investor Contact

Matt Kreps

Darrow Associates Investor Relations

mkreps@darrowir.com

M: 214-597-8200

Media Contact

Anette Gaven

Sonim Technologies

M: 619-993-3058

pr@sonimtech.com

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SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2023 AND DECEMBER 31, 2022 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$9,797	$13,213
Accounts receivable, net	30,348	22,433
Non-trade receivable	1,630	2,269
Inventory	4,219	3,910
Prepaid expenses and other current assets	1,543	1,807
Total current assets	47,537	43,632
Property and equipment, net	80	168
Right-of-use assets	120	66
Contract fulfillment assets	7,884	6,848
Other assets	2,989	2,972
Total assets	$58,610	$53,686
Liabilities and stockholders’ equity
Current portion of long-term debt	$37	$147
Accounts payable	23,256	21,126
Accrued expenses	10,614	10,692
Current portion of lease liability	120	66
Deferred revenue	11	31
Total current liabilities	34,038	32,062
Income tax payable	1,462	1,429
Accrued severance	—	150
Total liabilities	35,500	33,641
Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 42,551,041 and 40,774,687 shares issued and outstanding at September 30, 2023, and December 31, 2022, respectively.	43	41
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding at September 30, 2023, and December 31, 2022, respectively.	—	—
Additional paid-in capital	271,674	269,874
Accumulated deficit	(248,607)	(249,870)
Total stockholders’ equity	23,110	20,045
Total liabilities and stockholders’ equity	$58,610	$53,686

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SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
Net revenues	$27,566	$20,497	$80,202	$45,710
Cost of revenues	21,963	17,181	65,998	38,019
Gross profit	5,603	3,316	14,204	7,691
Operating expenses:
Research and development	741	(135)	846	6,754
Sales and marketing	2,133	1,511	5,717	5,754
General and administrative	2,041	3,869	5,873	8,414
Total operating expenses	4,915	5,245	12,436	20,922
Net income (loss) from operations	688	(1,929)	1,768	(13,231)
Interest expense	(6)	(22)	(11)	(96)
Gain on termination of lease	—	730	—	730
Loss on sale of assets	—	(130)	—	(130)
Other income (expense), net	(59)	(185)	(213)	(117)
Net income (loss) before income taxes	623	(1,536)	1,544	(12,844)
Income tax expense	(96)	(72)	(281)	(201)
Net income (loss)	$527	$(1,608)	$1,263	$(13,045)
Net income (loss) per share
Basic	$0.01	$(0.04)	$0.03	$(0.52)
Diluted	$0.01	$(0.04)	$0.03	$(0.52)
Weighted–average shares used in computing net income (loss) per share
Basic	41,851,729	36,085,226	41,269,583	24,888,859
Diluted	42,992,680	36,085,226	42,535,699	24,888,859

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